Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 • (763) 551-5000 • (763) 551-5198 • www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Andrew Moller
Executive Vice President and
Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Investor Relations:
Joe Teklits/Jean Fontana
ICR, Inc.
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION REPORTS

FISCAL 2009 SECOND QUARTER RESULTS

Provides Third Quarter Fiscal 2009 Guidance

Minneapolis, MN, September 25, 2008 – Christopher & Banks Corporation (NYSE: CBK) today reported results for its fiscal 2009 second quarter ended August 30, 2008.

Second Quarter Highlights

•                  Total sales for the quarter ended August 30, 2008 were $131.6 million compared to $141.1 million for the quarter ended September 1, 2007.

•                  Same-store sales for the quarter ended August 30, 2008 were down 13 percent as compared to the quarter ended September 1, 2007.

•                  Net income for the second fiscal quarter ended August 30, 2008 was $0.8 million or $0.02 per diluted share. Results for the second quarter were reduced by a non-cash pre-tax long-lived asset impairment charge of $1.2 million, or $0.02 per diluted share, related to the Company’s Acorn division. In last year’s second quarter, the Company had net income of $3.4 million or $0.09 per diluted share.

Second Quarter Results

Total sales for the quarter ended August 30, 2008 were $131.6 million compared to $141.1 million for the quarter ended September 1, 2007. Same-store sales for the quarter ended August 30, 2008 were down 13 percent compared to the quarter ended September 1, 2007.

CHRISTOPHER & BANKS CORPORATION REPORTS

FISCAL 2009 SECOND QUARTER RESULTS

Merchandise buying and occupancy expense was $81.5 million or 61.9% of sales this quarter compared to $90.6 million or 64.2% of sales in last year’s second quarter. Merchandise margins improved by 480 basis points. This improvement was partially offset by deleveraging of buying and occupancy costs as a result of a 13 percent decline in same-store sales during the quarter.

Second quarter selling, general and administrative (“SG&A”) expenses were $41.4 million, or 31.5% of sales this fiscal quarter, compared to $40.6 million or 28.8% of sales in the second quarter of last year. The increase in SG&A as a percent of sales was primarily due to a general deleveraging across most expense categories as a result of the 13 percent decline in same-store sales during the quarter.

Depreciation and amortization was $8.0 million in the second quarter this year compared to $5.5 million in the second quarter last year. Depreciation and amortization this year includes approximately $1.2 million in long-lived asset impairment charges at the Company’s Acorn division.

The Company’s second quarter net income was $0.8 million or $0.02 per diluted share. In last year’s second quarter, the Company had net income of $3.4 million or $0.09 per diluted share.

At the end of the fiscal quarter, the Company had $84.0 million in cash, cash equivalents and short-term investments. The Company also had approximately $18.5 million in long-term investments consisting of auction rate securities. This compares to $90.9 million in cash, cash equivalents and short-term investments as of the end of the comparable quarter last year. Last year the Company’s auction rate securities were classified as short-term investments.

Six Month Results

Total sales for the six months ended August 30, 2008 were $291.3 million compared to $290.5 million for the same six month period ended September 1, 2007. Same-store sales for the six months ended August 30, 2008 declined six percent. Net income for the six months ended

CHRISTOPHER & BANKS CORPORATION REPORTS

FISCAL 2009 SECOND QUARTER RESULTS

August 30, 2008 was $12.1 million or $0.34 per diluted share compared to $15.1 million or $0.42 per diluted share for the first six months of last year.

The Company operated 854 stores as of August 30, 2008 as compared to 807 stores at September 1, 2007.

Lorna Nagler, President and Chief Executive Officer, commented, “We expect the extremely challenging economic and retail environment to continue to adversely impact our near-term sales and earnings. However, we believe that the progress we continue to make with our merchandise assortment and on our strategic initiatives in e-Commerce, planning and allocation, marketing and sourcing will position us for stronger performance when the economy improves.”

Third Quarter Guidance

For the third quarter of fiscal 2009, assuming the percentage decline in same-store sales will be similar to the decline that occurred during the second quarter, the Company currently estimates that operating earnings per diluted share, prior to the operating results and closing costs associated with the Acorn division, will range from $0.10 to $0.13. As previously announced, the Company anticipates pre-tax expenses associated with the closing of its Acorn division to range in total from $7 million to $10 million, with the charges being incurred in the second, third and fourth quarters of fiscal 2009. During the second quarter, the Company incurred $1.2 million of long-lived asset impairment charges associated with the closing of the Acorn division. The Company’s outlook for the third quarter of fiscal 2009 reflects management’s expectation that the current economic and retail environment will remain difficult.

Conference Call Information

The Company will discuss its second quarter results in a conference call scheduled for today, September 25, 2008, at 5:00 p.m. Eastern time. The conference call will be simultaneously broadcast live over the Internet at http://www.christopherandbanks.com. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible at http://www.christopherandbanks.com until October 7, 2008. In addition, an audio replay of the call will be available shortly after its conclusion and will be archived until October 2, 2008. This call may be accessed by dialing (888) 203-1112 and using password 6484300.

CHRISTOPHER & BANKS CORPORATION REPORTS

FISCAL 2009 SECOND QUARTER RESULTS

About Christopher & Banks Corporation

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing. As of September 25, 2008, the Company operated 854 stores in 46 states consisting of 551 Christopher & Banks stores, 268 stores in their plus size clothing division CJ Banks and 35 Acorn stores. The Company also operates the www.ChristopherandBanks.com and www.CJBanks.com e-commerce websites.

Keywords:  Petites, Women’s Clothing, Plus Size Clothing, Christopher & Banks, CJ Banks.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions and include the statements regarding (i) the negative impact on sales and earnings due to the challenging economic and retail environment; (ii) the effect and impact of the Company’s progress related to its merchandise assortment and strategic initiatives when the economy improves; (iii) the Company’s anticipated third quarter same-store sales performance; (iv) the Company’s anticipated third quarter earnings per diluted share; and (v) the Company’s estimated expenses associated with closing its Acorn division and the timing of such expenses. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: (i) the inherent difficulty in forecasting consumer buying and retail traffic patterns which may be affected by factors beyond our control, such as a weakness in overall consumer demand; adverse weather, economic or political conditions; and shifts in consumer tastes or spending habits that result in reduced sales; (ii) competitive influences, including promotional and pricing competition and the lack of acceptance of the Company’s merchandise offerings; (iii) the ability of the Company’s infrastructure and systems to adequately support our operations; (iv) effectiveness of the Company’s brand awareness and marketing programs and the ability to maintain the value of its brands; (v) the possibility that, because of poor customer response to our merchandise, management may determine it is necessary to sell merchandise at lower than expected margins or at a loss; (vi) the failure to successfully implement the Company’s strategic plans; (vii) general economic conditions, including the impact of higher fuel, energy and food prices, and uncertainty in the financial and credit markets could lead to a reduction in store traffic and in consumer spending on women’s apparel; (viii) fluctuations in the levels of the Company’s sales, expenses or earnings; (ix) risks associated with the performance and operations of the Company’s Internet operations; (x) risks associated with a failure by independent manufacturers to comply with or meet the Company’s quality, product standards or social practice requirements; (xi) our ability to open and operate stores successfully and the potential lack of availability of suitable store locations on acceptable

CHRISTOPHER & BANKS CORPORATION REPORTS

FISCAL 2009 SECOND QUARTER RESULTS

terms; and (xii) other risks and uncertainties described in our documents filed with the SEC, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. You are urged to carefully consider all such factors.

Readers are cautioned not to place undue reliance on these forward-looking statements which are based on current expectations and speak only as of the date of this release. The Company does not assume or undertake any obligation to update or revise any forward-looking statement at any time for any reason.

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CHRISTOPHER & BANKS CORPORATION REPORTS

FISCAL 2009 SECOND QUARTER RESULTS

CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE INCOME STATEMENT

FOR THE QUARTERS AND SIX MONTHS ENDED

AUGUST 30, 2008 AND SEPTEMBER 1, 2007

(in thousands, except per share data)

	Quarter Ended		Six Months Ended
	August 30,	September 1,	August 30,	September 1,
	2008	2007	2008	2007

Net sales	$131,637	$141,128	$291,279	$290,499

Costs and expenses:
Merchandise, buying and occupancy	81,454	90,595	171,926	177,511
Selling, general and administrative	41,414	40,627	86,227	79,706
Depreciation and amortization	7,967	5,510	14,425	10,805
Total costs and expenses	130,835	136,732	272,578	268,022

Operating income	802	4,396	18,701	22,477

Interest income	586	1,160	1,412	2,219

Income before income taxes	1,388	5,556	20,113	24,696

Income tax provision	552	2,167	8,005	9,631

Net income	$836	$3,389	$12,108	$15,065

Basic earnings per share:
Net income	$0.02	$0.09	$0.35	$0.42

Basic shares outstanding	35,099	35,847	35,086	35,900

Diluted earnings per share:
Net income	$0.02	$0.09	$0.34	$0.42

Diluted shares outstanding	35,122	35,949	35,112	36,010

Dividends per share	$0.06	$0.06	$0.12	$0.12

CHRISTOPHER & BANKS CORPORATION REPORTS

FISCAL 2009 SECOND QUARTER RESULTS

CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE BALANCE SHEET

(in thousands)

	August 30,	September 1,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$84,037	$47,421
Short-term investments	—	43,450
Merchandise inventories	51,532	50,165
Other current assets	22,708	25,498
Total current assets	158,277	166,534

Property, equipment and improvements, net	131,772	132,583

Other assets:
Long-term investments	18,535	—
Goodwill	—	3,587
Other	6,681	3,066
Total other assets	25,216	6,653

Total assets	$315,265	$305,770

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,290	$12,408
Accrued liabilities	36,549	28,206
Total current liabilities	47,839	40,614

Other liabilities:
Deferred lease incentives	24,191	23,333
Other	15,330	15,037
Total other liabilities	39,521	38,370

Stockholders’ equity:
Common stock	453	449
Additional paid-in capital	111,511	107,813
Retained earnings	229,814	224,234
Common stock held in treasury	(112,859)	(105,710)
Accumulated other comprehensive income (loss)	(1,014)	—
Total stockholders’ equity	227,905	226,786

Total liabilities and stockholders’ equity	$315,265	$305,770